Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-144963) pertaining to the 2004 Stock Option and Grant Plan and the 2007 Stock Option and Incentive Plan of Monotype Imaging Holdings Inc.,

(2)	Registration Statement (Form S-8 No. 333-171036) pertaining to the 2010 Inducement Stock Plan of Monotype Imaging Holdings Inc.,

(3)	Registration Statement (Form S-8 No. 333-174280) pertaining to the Monotype Imaging Holdings Inc. Amended and Restated 2007 Stock Option and Incentive Plan,

(4)	Registration Statement (Form S-8 No. 333-195732) pertaining to the Monotype Imaging Holdings Inc. Second Amended and Restated 2007 Stock Option and Incentive Plan,

(5)	Registration Statement (Form S-8 No. 333-212768) pertaining to the 2010 Inducement Plan of Monotype Imaging Holdings Inc., and

(6)	Registration Statement (Form S-8 No. 333-217571) pertaining to the Monotype Imaging Holdings Inc. Third Amended and Restated 2007 Stock Option and Incentive Plan;

of our report dated February 27, 2018 (except for the effects of the adoption of ASU 2016-18 as discussed in Note 2, and for the effects of the reclassification of prior period amounts as discussed in Note 2, and for Note 15, as to which the date is February 25, 2019), with respect to the consolidated financial statements and schedule of Monotype Imaging Holdings Inc. included in this Annual Report (Form 10-K) of Monotype Imaging Holdings Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 25, 2019